Exhibit 99.1

Universal Technical Institute, Inc. Reports 11% Net Revenue Growth and
8% Operating Income Margin for the Third Quarter of Fiscal 2006, Excluding Equity Based
Compensation Expense

PHOENIX, August 8, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the third fiscal quarter, ended June 30, 2006.

Fiscal 2006 Third Quarter Operating Performance

Net revenues for the third quarter of fiscal 2006 were $84.1 million, a 10.6% increase from $76.1 million for the same quarter last year.  The growth drivers during the third fiscal quarter were primarily tuition increases and higher average student enrollment.

Income from operations for the third quarter of fiscal 2006 was $6.8 million excluding equity based compensation expense of $1.1 million as compared to $11.5 million for the third quarter of fiscal 2005, which did not include equity based compensation expense.  The year over year decrease relates to higher operating costs and lower capacity utilization due to additional capacity added during the current fiscal year.

Income from operations for the third quarter of fiscal 2006 was $5.7 million including equity based compensation compared to $11.5 million for the third quarter of fiscal 2005.  Fiscal 2006 third quarter includes equity based compensation expense of $1.1 million.

Operating margin for the third quarter of fiscal 2006, excluding equity based compensation expense was 8.1%, compared to 15.1% for the same period last year.  Lower than planned students, as well as higher operating costs including compensation related costs, advertising, and depreciation, lowered margins as compared to the third quarter of fiscal 2005.  In addition, operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $2.5 million during the third quarter of fiscal 2006.  Operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $2.2 million during the third quarter of fiscal 2005.

Operating margin for the third quarter of fiscal 2006 including equity based compensation expense was 6.8%, as compared to 15.1% for the same period last year.  The third quarter of fiscal 2006 includes equity based compensation expense of approximately $1.1 million.

Net income for the third quarter of fiscal 2006 was $5.3 million, excluding equity based compensation expense, or $0.19 per diluted share as compared to net income of $7.6 million, or $0.27 per diluted share, for the same quarter in fiscal 2005.

Net income for the third quarter of fiscal 2006, including equity based compensation expense was $4.5 million, or $0.16 per diluted share as compared to net income of $7.6 million, or $0.27 per diluted share, for the same quarter in fiscal 2005.

Fiscal 2006 Nine Month Operating Performance

Net revenues for the first nine months of fiscal 2006 were $258.3 million, a 13.9% increase from $226.9 million for the same period in the previous year.

Income from operations for the nine months ended June 30, 2006 was $37.7 million, excluding equity based compensation as compared to $41.4 million in the same period in the previous year, which did not include equity based compensation expense.  In addition, operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $6.6 million during the nine months ended June 30, 2006.  Operating losses associated with the expansion of Norwood, MA and Sacramento, CA were $3.4 million during the nine months ended June 30, 2005.

Income from operations for the nine months ended June 30, 2006 was $34.5 million, including equity based compensation as compared to $41.4 million for the nine months ended June 30, 2005.  The first nine months of fiscal 2006 includes equity based compensation expense of $3.2 million.

Operating margin for the first nine months of fiscal 2006 was 14.6% down from 18.2%, excluding equity based compensation for the first nine months of fiscal 2005, which did not include equity based compensation expense.  Lower than planned students, as well as higher operating costs including compensation related costs, advertising, and depreciation, lowered margins as compared to the first nine months of fiscal 2005.

Operating margin, for the nine months ended June 30, 2006 was 13.4% down from 18.2%, including equity based compensation expense for the nine months ended March 31, 2005.  The first nine months of fiscal 2006 includes equity based compensation expense of
$3.2 million.

Net income for the nine months ended June 30, 2006 was $25.1 million or $0.88 per diluted share excluding equity based compensation as compared to net income of $26.6 million or $0.93 per diluted share, for the same period in fiscal 2005, which did not include equity based compensation expense.  Net income margin for the first nine months of fiscal 2006 was 9.7%, excluding equity based compensation and was 11.7% for fiscal 2005, which did not include equity based compensation.

Net income for the nine months ended June 30, 2006 was $23.1 million or $0.81 per diluted share, including equity based compensation, a decrease from net income of $26.6 million or $0.93 per diluted share, for the same period in fiscal 2005.  Net income margin for the first nine months of fiscal 2006 was 8.9% including equity based compensation as compared to 11.7% in the first nine months of fiscal 2005.

“Although the results for the quarter are what we expected given our current challenges, we are disappointed with our performance.  We are very focused on implementing our new sales and marketing strategies and improving key operating trends.  While the quarter does not reflect the progress being made due to a lag in timing from lead generation to student starts, we are optimistic that our initiatives are gaining momentum and will drive future student growth, increased capacity utilization and margin improvement”, said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc.

Balance Sheet

At June 30, 2006, the company had $54.9 million in cash and cash equivalents compared with $76.3 million at March 31, 2006 and $52.0 million at September 30, 2005.

At June 30, 2006, the company had shareholders’ equity of $111.6 million, compared with shareholders’ equity of $120.2 million at March 30, 2006 and $95.7 million at September 30, 2005.  During the quarter ended June 30, 2006 the company repurchased approximately $15.0 million in common stock or approximately 612,000 shares through a board approved repurchase program.  The shares were recorded as treasury stock during the third quarter of fiscal 2006.

Cash flow provided by operations was $28.8 million for the nine months ended June 30, 2006 compared with $52.3 million for the nine months ended June 30, 2005.  Cash flow provided by operations in the period ended June 30, 2005 included a non-recurring benefit of $10.4 million related to the release of restricted cash that collateralized a letter of credit with the Department of Education.

Student Enrollment Data

Average undergraduate enrollment for the three months ended June 30, 2006 was 15,166 students, an increase of 4.1% from 14,572 students for the same period a year ago.  Average undergraduate enrollment for the nine months ended June 30, 2006 was 16,324 students, an increase of 7.7% from 15,155 for the same period a year ago.

Undergraduate enrollment at the end of the third quarter of fiscal 2006 was 14,073 students, compared with 13,867 students at the end of the third quarter of fiscal 2005.

Adoption of Financial Accounting Standard No. 123 (R)

The company adopted Statement of Financial Accounting Standards No. 123(R) effective October 1, 2005.  SFAS No. 123(R) requires the company to recognize equity based compensation expense for all stock option and other equity-based awards.  Prior to its adoption of SFAS No. 123(R), the company accounted for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25.

As a result of the company’s adoption of SFAS No. 123(R), the company’s press release includes certain financial measures that may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission.  These non-GAAP financial measures are provided to enhance the reader’s overall understanding and provide greater comparability of the company’s interim and annual financial performance for fiscal 2006.  This information should be considered in conjunction with the company’s financial results prepared in accordance with GAAP.

Conference Call

Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2006 third quarter results today at 3:00 p.m. Mountain time (5:00 p.m. Eastern).  Investors are invited to listen to the call live at www.uticorp.com.  Please access the web site at least 15 minutes early to register, download and install any necessary audio software.  A replay of the call will be available on the Investor Relations section of UTI’s website and will be archived for 90 days.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,

	2006	2005	2006	2005

Net Revenues	$84,134	$76,074	$258,332	$226,892
Operating expenses:
Educational services and facilities	44,779	37,047	127,852	105,357
Selling, general and administrative	33,644	27,577	95,995	80,180

Total operating expenses	78,423	64,624	223,847	185,537

Income from operations	5,711	11,450	34,485	41,355

Other (income) expense:
Interest income	(820)	(437)	(2,441)	(1,027)
Interest expense	11	34	38	91

Total other income	(809)	(403)	(2,403)	(936)

Income before income taxes	6,520	11,853	36,888	42,291
Income tax expense	2,022	4,248	13,808	15,703

Net income available to common shareholders	$4,498	$7,605	$23,080	$26,588

Earnings per share:
Net income per share - basic	$0.16	$0.27	$0.82	$0.95

Net income per share - diluted	$0.16	$0.27	$0.81	$0.93

Weighted average number of common shares outstanding:
Basic	27,949	27,934	28,002	27,875

Diluted	28,321	28,545	28,491	28,530

Other Data:
Depreciation and amortization	$3,563	$2,526	$10,150	$7,091
Number of campuses	10	9	10	9
Average undergraduate enrollment	15,166	14,572	16,324	15,155

	For the Period Ended

	June 30, 2006	September 30, 2005

Balance Sheet Data:
Cash and cash equivalents	$54,883	$52,045
Current assets	$84,554	$103,698
Working (deficit) capital	$(144)	$13,817
Total assets	$214,404	$200,608
Total shareholders’ equity	$111,617	$95,733